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                             AMENDMENT NO.1 TO THE

                                RIGHTS AGREEMENT

                                     BETWEEN

                      ONESOURCE INFORMATION SERVICES, INC.

                                       and

                     AMERICAN STOCK TRANSFER & TRUST COMPANY
                                 as Rights Agent


                                   ----------


                          Dated as of February 17, 2004



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                       AMENDMENT NO.1 TO RIGHTS AGREEMENT

      This Amendment No.1, dated as of February 17, 2004 (this "Amendment"), to the Rights Agreement between OneSource Information Services, Inc., a Delaware corporation (the "Company"), and American Stock Transfer & Trust Company, as rights agent (the "Rights Agent").

      WHEREAS, the Company entered into a Rights Agreement, dated as of October 7, 2003, with the Rights Agent (the "Rights Agreement");

      WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may from time to time, and the Rights Agent shall, if the Company so directs, supplement or amend the Agreement without the approval of any holders of Right Certificates to make any change to or delete any provision thereof or to adopt any other provisions with respect to the Rights which the Company may deem necessary or desirable;

      WHEREAS, as of the date of this Amendment, no Person has become an Acquiring Person under the Rights Plan;

      WHEREAS, the Company and the Rights Agent wish to amend the Rights Agreement as set forth herein.

      NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

      Section 1. Definitions. All capitalized terms used in this Amendment and not otherwise defined herein shall have the same meanings set forth in the Rights Agreement.

      Section 2.  Amendments.

      (a) The definition of Acquiring Person is hereby amended to include a new clause (v) as follows:

      "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15%, or in the case of a Grandfathered Stockholder, 35%, or more of the Common Shares of the Company then outstanding but shall not include (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company or any Subsidiary of the Company, (iv) any entity holding Common Shares for or pursuant to the terms of any such employee benefit plan or (v) any Person who becomes the Beneficial Owner of Common Shares of the Company in an Approved Transaction. Notwithstanding the foregoing:

            (1) no Person shall become an "Acquiring Person" as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% (or such other percentage as would otherwise result in such person becoming an Acquiring Person) or more of the Common Shares of the Company then outstanding; provided, however, that if a Person shall so become the Beneficial Owner of 15% (or such other percentage) or more of the Common Shares of the Company then outstanding by reason of an acquisition of Common Shares by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of


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      an additional 1% of the outstanding Common Shares of the Company, then such Person shall be deemed to be an "Acquiring Person"; and

            (2) if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph, has become such inadvertently and without any plan or intention to seek or affect control of the Company, and such Person enters into an irrevocable commitment with the Company to divest, and thereafter divests in accordance with the terms of such commitment as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph, then such Person shall not be deemed to have become an "Acquiring Person" for any purposes of this Agreement.

      (b) A new definition for Approved Transaction is included in Section 1 of the Rights Agreement as follows:

      "Approved Transaction" shall mean the transaction contemplated by the Agreement and Plan of Merger by and between the Company, VAC-OS Holdings LLC and OS Merger Sub, Inc.

      Section 3. No Other Changes; References. Except as set forth above, all terms and conditions contained in the Rights Agreement shall remain in full force and effect. All references in the Rights Agreement or any other document shall be deemed to be references to the Rights Agreement as amended hereby.

      Section 4. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

      Section 5. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

      Section 6. Descriptive Headings; Construction. Descriptive headings of the several Sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof. Whenever the content of this Agreement permits, the masculine gender shall include the feminine and neuter genders, and reference to singular or plural shall be interchangeable with the other.

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      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and their respective corporate seals to be hereunder affixed and attested, all as of the day and year first above written.

                                                   ONESOURCE INFORMATION
                                                   SERVICES, INC.
Attest:



      /s/ Marcos Dinnerstein                       By: /s/ Martin Kahn
-------------------------------                    -------------------------
                                                   Name:  Martin Kahn
                                                   Title: Chairman and Chief
                                                          Executive Officer



                                                   AMERICAN STOCK TRANSFER &
                                                   TRUST COMPANY

Attest:



      /s/ Susan Silber                             By: /s/ Herbert A. Lemmer
-------------------------------                    -------------------------
                                                   Name:  Herbert A. Lemmer
                                                   Title: Vice President